Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
May 29, 2007	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Affirms Healthy Earnings Outlook

FORT WAYNE, INDIANA, May 29, 2007— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced that it continues to expect to report second quarter earnings in the range of $0.95 to $1.00 per diluted share, as initially stated in its April 16 news release. In its April 16 guidance, the company noted that second quarter estimates take into consideration, and have been reduced by, an estimated $.08 per share to reflect second quarter costs related to the redemption of $300 million of 9½% Senior Unsecured Notes due 2009 that were replaced by $500 million of 6¾% Senior Notes due 2015. These additional costs will be reflected in the company’s financial statements under selling, general and administrative expense, interest expense, and other expenses.

“Shipping volume and pricing of flat-rolled steels thus far in the second quarter have been somewhat weaker than initially expected.  Therefore, earnings could end up at the low end of the range due to continued softness in the flat-rolled steel marketplace,” said Keith Busse, Chairman and CEO of Steel Dynamics. “However, while weakness in the flat-rolled steel market has been prolonged due to a slower reduction in steel service center inventories than originally expected, we currently are seeing a slight strengthening and stabilization in pricing.  We expect this pricing trend to continue and to improve into the third quarter.” About half of SDI’s shipments are flat-rolled products and half are long products.

“For long products,” Busse continued, “market conditions for structural steels and steel bars remain very strong and we are achieving excellent earnings in this part of the business. We remain very positive about our near-term prospects and continue to expect 2007 to be another record year for Steel Dynamics.”

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com